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                                                                   EXHIBIT 23.5

The Board of Directors
The Fresh Juice Company, Inc.
280 Wilson Avenue
Newark, New Jersey 07105

Gentlemen:

         Pursuant to an engagement letter dated June 5, 1998 between The Fresh Juice Company, Inc. ("Fresh Juice") and Ladenburg Thalmann & Co. Inc. ("Ladenburg"), Ladenburg hereby consents to the inclusion of the text of the Ladenburg Fairness opinion (the "Opinion") and a description of the Opinion with regard to the proposed merger between Fresh Juice and Saratoga Beverage Group ("Saratoga") into the joint proxy statement to be filed in connection with the merger.

                                       Very truly yours,

                                       /s/ LADENBURG THALMANN & CO. INC.

                                       LADENBURG THALMANN & CO. INC.

                                       December 23, 1998